Exhibit 99.2

Pixelworks, Inc. 3Q 2022 Conference Call
November 7, 2022

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2022 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry of Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the third quarter of 2022.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Monday, November 7, 2022. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2021, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense.
The Company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, it’s my pleasure to turn the call over to Todd for his opening remarks.
Todd DeBonis
Thanks, Brett, and welcome to everyone joining us on today’s call.
Starting with our reported results. We delivered another solid quarter, with revenue at the midpoint of guidance and growing 16% year-over-year during what continues to be a very challenging environment for the broader semiconductor industry. The Pixelworks team has continued to execute despite the various macro challenges, and this quarter marked the sixth consecutive quarter of double-digit, year-over-year growth in both our mobile and projector businesses. Total revenue year-to-date is up 38% over the first nine months of 2021, and we expect to close out 2022 with full year growth in excess of 25%.
Despite inflationary cost pressure throughout the year and our mobile growth contributing to an increasing portion of our total business, we’ve maintained healthy gross margins that were at 50% in the third quarter. Additionally, both OpEx and EPS for the quarter were better than the midpoint of guidance, reflecting our careful cost management and attention to improving bottom-line results over time.

In addition to our solid operating performance, during the quarter we closed a strategic investment in our Shanghai subsidiary at nearly 2 times the valuation of the previous investment round. Our ability to execute this transaction in the current environment highlights the recognition and growing opportunity for our visual processing technology across Asia. It also enabled us to further strengthen our balance sheet in support of driving continued momentum in our mobile business and our growth initiatives for the TrueCut Motion platform.
Turning to updates on our primary end markets. As expected, Mobile business was down sequentially from the record quarterly revenue we posted in the second quarter, primarily reflecting the start of a broadly acknowledged inventory correction in smartphones and weaker consumer demand in China. With that said, we maintained solid growth year-over-year, with mobile revenue increasing more than 25%, which represented the 7th consecutive quarter of year-over-year growth, and year-to-date, our mobile revenue was up 44% compared to the first nine months of 2021.
Although the pace of new smartphone launches by mobile OEMs has slowed with various planned models either being pushed-out or canceled as the industry focuses on working-down excess component inventories, we have maintained a high level of engagement activity and continued to secure new design wins. As a result of the current market dynamics, we’ve experienced certain customer programs that were originally targeted for our latest X7 processor instead incorporate our X5+ solution as part of efforts to either reduce existing component inventories and/or minimize the total BoM cost of devices. While this defers the opportunity to penetrate the market with our X7 solutions into early next year, we are still securing many of the targeted sockets on these models.
To briefly highlight one of our recently announced mobile wins. In October, vivo launched the iQOO Neo7 smartphone incorporating an upgraded Pixelworks X5 series visual processor, with the goal of delivering a more captivating gaming and video experience. Built on MediaTek's Dimensity 9000+ flagship 5G mobile platform, the iQOO Neo7 leverages our patented MEMC technology with high-efficiency interpolation algorithm to boost low frame rate gaming content to high frame rates of up to 120 fps. In addition to our MotionEngine now being adapted for optimal performance on 21 popular mobile games, we also worked closely with iQOO to incorporate a unique set of built-in visual effects enhancement modes. The modes or gaming filters give the end user full autonomy to choose between preset visual styles or create their own custom filter by adjusting individual visual quality parameters.
Earlier in the quarter, we also added Sharp as a first-time customer in mobile with Sharp’s launch of its AQUOS sense7 plus smartphone. Although primarily targeted for consumers in Japan, the device based on Qualcomm’s Snapdragon 695 5G Mobile Platform features an impressive 6.4-inch IGZO OLED display with 10-bit color depth and 1,300 nits peak brightness. As a result of our collaboration and the incorporation of our X5+ advanced visual processing solution, the AQUOS sense7 plus enables 5 times video frame insertion, or up to 120Hz, and also supports variable refresh rate.
Stepping back, year-to-date our mobile visual processing solutions have been incorporated in smartphones launched by 3 of the 4 tier-one OEMs and their respective affiliate brands in China, including vivo, iQOO, OPPO, realme, OnePlus and Honor. More broadly, our technology has also enabled devices launched this year by ASUS and Sharp. Effectively all of the models launched by these OEM customers were either directly targeted at or marketed as supporting advanced visual quality for higher frame rate mobile gaming at low power. Together with our efforts to spearhead an engaged ecosystem for mobile gaming through ongoing collaboration with multiple leading gaming engine platforms and design studios, Pixelworks has distinguished itself within China as a technology leader in the area of mobile visual processing.
This recognition is creating expanded opportunities for our technology, both in the form of deeper strategic engagements with AP platform vendors and increasing inbound interest from IC Design firms to license and incorporate certain Pixelworks’ visual processing IP into their next-generation solutions. We are currently in late-stage discussions on multiple prospective license engagements. One point I’d like to emphasize about any prospective deal involving IP licensing is they are carefully evaluated and subject to key engagement criteria. Most important, we will not pursue a licensing arrangement which erodes existing market potential that we could otherwise address directly. In other words, we believe these current prospective IP deals are incremental opportunities to further monetize our technology.
Turning to an update on our TrueCut Motion platform, we were excited to see the successful re-release of Lightstorm Entertainment’s “Avatar” this September, the first globally available title re-mastered with TrueCut Motion. Our tools were used on every frame of this iconic movie, allowing cinemas to play at 4K resolution, in High Dynamic Range, with the motion look tuned shot by shot to achieve exactly what the filmmaker intended. This re-release was seen in 47 markets worldwide, achieving a gross box office sales of over $76 million, further cementing its position as the highest grossing movie of all time. We can now confidently say that we have a global TrueCut Motion cinema ecosystem in place.

As part of our previously announced multi-title license agreement with Lightstorm Entertainment, today we are actively working to replicate the same level of success with the re-release of Titanic, which is slated to hit theaters in early February. With growing momentum on the content side of the ecosystem, our team’s focus is on securing a global home entertainment ecosystem.
Shifting to our Projector business, revenue grew single-digits sequentially and increased 10% year-over-year, reflecting the highest quarterly revenue in more than two years. Although customers have more recently indicated some improvement in their ability to source other key projector components, such as timing controllers and panels, the extremely tight supply environment and long lead times for components earlier in the year hampered projector OEMs from meeting total end demand. So far, this demand is still present, and our Projector customers believe they will no longer be supply constrained by early next year.
Also notable within the projector business, our co-development project with our largest projector customer remains on track and we expect to complete development work on this next-generation SoC by year-end. Upon completing development work, we are entitled to receive a contracted milestone payment, which will be recognized as a credit to R&D and meaningfully reduce our reported OpEx for the fourth quarter. As a reminder, we anticipate this new SoC to be in production by late 2023 and then continue to ramp in support of an increasing number of our lead customer’s projector models.
Finally, I want to highlight a recent strategic action we took in our Video Delivery business to end-of-life a series of legacy ICs. As a reminder, we acquired this business as part of ViXS Systems in the second half of 2017, and it has been comprised of several transcoding ICs that we’ve primarily sold into Consumer applications in Japan as well as OTA devices here in the U.S. Another area these transcoders are used is in video delivery infrastructure. These applications often require unique packaging and are generally much lower volume, making them increasingly difficult to source and supply efficiently over time. As such, we’ve implemented an EOL on a certain portion of these transcoding ICs, which will result in an one-time increase in Video Delivery revenue in the fourth quarter.
In summary, we are executing well in the face of many macro-related headwinds and continue to pursue strategic actions to mitigate the near-term impacts of the current environment. We have kept our inventory in check and at healthy levels. We are being prudent on costs and spending, including limiting any incremental new headcount, and we’ve added cash to the balance sheet at a very attractive valuation with minimal dilutive impact to shareholders. During the quarter, we also completed the planned conversion to a joint stock corporation as part of preparing our Pixelworks Shanghai subsidiary for a local listing on the STAR Market in China. This structural change brings us one step closer to Pixelworks Shanghai beginning the CRSC’s tutoring process and ultimately submitting its formal application for listing.
While we remain cautious about the near-term macro environment and consumer demand, we are in a strong financial position to fully execute on our growth initiatives and further extend Pixelworks’ technology leadership in our target end markets.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the fourth quarter.

Haley Aman
Thank you, Todd.
Revenue for the third quarter of 2022 was $17.6 million, down 8% sequentially from $19.1 million in the second quarter, and representing an increase of 16% from $15.2 million in the third quarter of 2021. Our top-line results for the quarter were driven by a combination of continued strong year-over-year growth in our mobile business and sustained customer demand in our projector business, with projector revenue once again reaching the highest quarterly level since the onset of the pandemic.
The breakdown of revenue in the third quarter was as follows:
•Revenue from Mobile increased more than 25% year-over-year to approximately $6.0 million, which represented just over 34% of total revenue in the third quarter. Similar to recent quarters, sales of our integrated circuits were the largest contributor to mobile revenue this quarter.
•Revenue from Projector was approximately $9.9 million, increasing 5% sequentially and 10% year-over-year, reflecting sustained customer demand.
•Video Delivery revenue was approximately $1.6 million in the third quarter.
Non-GAAP gross profit margin was 49.8% in the third quarter of 2022, compared to 49.3% in the second quarter of 2022, and compared to 53.1% in the third quarter of 2021.
Non-GAAP operating expenses were $12.2 million in the third quarter compared to $12.9 million last quarter and $10.1 million in the third quarter of 2021.
On a non-GAAP basis, third quarter 2022 net loss was $3.2 million, or a loss of ($0.06) cents per share, compared to a net loss of $3.3 million, or a loss of ($0.06) cents per share, in the prior quarter, and a net loss of $2.2 million, or a loss of ($0.04) cents per share, in the third quarter of 2021.
Adjusted EBITDA for the third quarter of 2022 was a negative $2.1 million, compared to a negative $2.4 million last quarter and a negative $1.6 million in the third quarter of 2021.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $57.6 million. The sequential increase primarily reflected $10.7 million in net proceeds from closing the transaction to transfer approximately 2.7% of Pixelworks’ equity interest in our Shanghai subsidiary to new private equity investors. This increase was partially offset by cash used in operating activities.
Shifting to our current expectations and guidance for the fourth quarter of 2022.
We anticipate fourth quarter total revenue to be in a range of between $16.0 million and $18.0 million. At the midpoint of this range, total revenue for the full year 2022 would represent annual growth of approximately 27.5% over 2021.
Non-GAAP gross profit margin in the fourth quarter is expected to be between 56% and 58%. The anticipated sequential increase reflects a more favorable product mix, comprised of an expected increase in licensing revenue and an increase in revenue related to the end-of-life of certain legacy chips sold into the Video Delivery market.
In terms of operating expenses in the fourth quarter, we currently expect to achieve a planned milestone related to our co-development agreement. As with previous treatment, the milestone payment will be recognized as a credit to R&D reducing our anticipated reported operating expenses in the fourth quarter. Taking this credit into account, we expect operating expenses to range between $10 million and $11 million on a non-GAAP basis.
Lastly, we expect fourth quarter non-GAAP EPS to range between a loss of ($0.04) cents per share and income of $0.01 cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.